Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ADAPTHEALTH CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations	Other	$100,000,000	100%	$100,000,000	0.00014760	$14,760
Total Offering Amounts					$100,000,000		$14,760
Total Fee Offsets							$0.00
Net Fees Due							$14,760

(1)	This Registration Statement registers general unsecured obligations to pay up to $100,000,000 of deferred compensation from time to time in the future in accordance with the terms of the AdaptHealth LLC Non-qualified Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

Not applicable.